Mail Stop 6010

      	February 17, 2006

Mr. Everett Chadwick
Vice President, Finance, Treasurer and Chief Financial Officer
Chase Corporation
26 Summer Street
Bridgewater, MA 02324

      Re:	Chase Corporation
      Form 10-K for the fiscal year ended August 31, 2005
      Filed November 23, 2005
      File No. 001-09852

Dear Mr. Chadwick:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant